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                  U.S. SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549


FORM 12b-25                                        SEC File Number 1-4124
                                                   CUSIP Number 477178107

                        NOTIFICATION OF LATE FILING
                                (Check One):

[X]  Form 10-K     [ ]  Form 11-K     [ ] Form 20-F     [ ]  Form 10-Q
[ ]  Form N-SAR

For Period Ended:
                              JANUARY 31, 1995
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Read Attached Instruction Sheet Before Preparing Form.  Please Print or
Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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Part I - Registrant Information

                           JETRONIC INDUSTRIES, INC.
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Full Name of Registrant

Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

4200 Mitchell Street
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City, State and Zip Code

Philadelphia, PA  19128
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PART II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

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[X]  (c)  The accountant's statement or other exhibit required by
          Rule 12b-25(c) has been attached if applicable.
___________________________________________________________________________


PART III - Narrative
___________________________________________________________________________

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.

Additional time is necessary to complete the Consolidation.________________


Part IV - Other Information
___________________________________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification

LEONARD W. PIETRZAK                             (215)        482-7660
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     (Name)                                  (Area Code) (Telephone Number)


     (2)  Have all other periodic reports required under
          Section 13 or 15(d) of the Securities Exchange
          Act of 1934 or Section 30 of the Investment
          Company Act of 1940 during the preceding 12
          months or for such shorter period that the
          registrant was required to file such report(s)
          been filed?  If the answer is no identify
          report(s).                                         [X] Yes [ ] No

     (3)  Is it anticipated that any significant changes
          in results of operations from the  correspond-
          ing period for the last fiscal year will be
          reflected by the earnings statements to be
          included in the subject report or portion
          thereof?                                           [ ] Yes [X] No


Attachment to Part IV(3) - Other Information

___________________________________________________________________________


                        JETRONIC INDUSTRIES, INC.
___________________________________________________________________________
                (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  April 25, 1995                    By:/s/Leonard W. Pietrzak
                                            --------------------------
                                            Leonard W. Pietrzak
                                            Vice President - Finance

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Asher & Company, Ltd.

Certified Public Accountants
1845 Walnut Street
Philadelphia, PA 19103-4755

(215) 564-1900
(215) 564-3940 (fax)





                               April 25, 1995





Mr. Leonard W. Pietrzak
Vice President - Finance
Jetronic Industries, Inc.
4200 Mitchell Street
Philadelphia, PA  19128

Dear Mr. Pietrzak:

We are unable at this time to provide you with our Independent Auditor's Report on the consolidated financial statements of Jetronic Industries, Inc. and Subsidiaries for the year ended January 31, 1995, because our audit procedures have not been completed.




/s/Asher & Company, Ltd.
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ASHER & COMPANY, Ltd.